Exhibit 5.1

April 5, 2012

Board of Directors

ExactTarget, Inc.

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to ExactTarget, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 19,421,484 shares (the “Shares”) of the Company’s common stock, par value $0.0005 per share, consisting of: (i) 6,742,005 shares of common stock to be issued under the 2008 Equity Incentive Plan, (ii) 10,269,249 shares of common stock which are subject to currently outstanding awards under the 2008 Equity Incentive Plan, and (iii) 2,410,230 shares of common stock which are subject to currently outstanding options under the 2004 Stock Option Plan (collectively, the “Plans”).

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of rendering this opinion. We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the common stock will have been duly satisfied. The opinion set forth herein is limited to the Delaware General Corporation Law.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ice Miller LLP